Kingold Jewelry Signs Agreement with Shenzhen-based Wholesaler to Process Gold Jewelry Products

Company Expects to Process at Least 104 Kilograms (approximately 3,668 Ounces) a Month

WUHAN CITY, China, May 29, 2012 — Kingold Jewelry, Inc. (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that it has entered into a gold-processing agreement with Shenzhen TongXin Jewelry Ltd. (“Shenzhen TongXin”), a large Shenzhen-based wholesaler of jewelry products. Shenzhen TongXin is a leading integrated company in jewelry and precious metal production, processing, wholesaling and refining in Mainland China since 1965. Shenzhen Tongxin is one of the “Famous TradeMarks of China”, and its products have been distributed to more than 20 provinces, municipalities and autonomous regions, and have been exported to the United States, South Korea, Russia, France, Germany, Great Britain, Italy and other countries, with annual sales volume of over 40 tons.

Pursuant to the agreement, Kingold will exclusively process a variety of 24-karat gold jewelry products (rings, necklaces, bracelets) for Shenzhen TongXin beginning June 1, 2012 until May 31, 2013. Kingold expects to process at least 104 kilograms, or approximately 3668 ounces, of jewelry products per month until the expiration date of the agreement. Kingold’s revenue from this agreement will be derived from its sales price of goods sold upon delivery to Shenzhen Tongxin along with its service fees. While pricing is subject to change, based on a current spot price of gold on the date the agreement was executed of approximately US$1,568 per ounce, this would equate to revenues to Kingold of approximately US$5.8 million per month (excluding additional revenues from processing fees). The actual pricing of jewelry products produced under the agreement will be finalized at the time of sale. Pursuant to the terms of the agreement, Kingold holds the right to increase its processing fee if the then-current price of gold falls.

Mr. Zhi Hong Jia, Chairman and Chief Executive Officer of Kingold Jewelry stated, "This agreement is the culmination of a long-process in our discussions with Shenzhen TongXin. The company approached Kingold over two years ago, and began a thorough screening process in evaluating Kingold’s processing capabilities, customer service, and quality of product. We are very confident that our quality and reputation within the industry helped greatly in securing this agreement. We are looking forward to working with Shenzhen TongXin, and as always are working towards broadening our base of major distributors and wholesalers.”

About Kingold Jewelry, Inc.:

Kingold Jewelry, Inc., centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Kingold Jewelry, Inc.	Page 2
May 29, 2012

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact:

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.	Katherine Yao, Account Executive
Adam Prior, Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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